Exhibit 10.76
PURCHASE AND SALE AGREEMENT
          This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into by CITY CENTER BELLEVUE DEVELOPMENT LLC, a Delaware limited liability company (“Seller”), and COLE MT BELLEVUE WA, LLC, a Delaware limited liability company (“Purchaser”), as of April 30, 2010 (the “Effective Date”).
RECITALS:
          A. Seller owns a fee simple interest in and to certain real property known as City Center Plaza and located at 555 110th Avenue, N.E., in Bellevue, Washington, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Premises”).
          B. The parties to this Agreement have agreed to the sale and purchase of the Property (as hereinafter defined), of which the Premises are a part, on terms and conditions more particularly set forth in this Agreement. Capitalized terms not defined herein shall have the same meaning as set forth in Schedule I attached hereto.
ARTICLE 1
PURCHASE AND SALE OF PROPERTY.
          On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following described property (collectively, the “Property”):
          1.1 Land. The Premises, together with all rights and appurtenances pertaining to the Premises, including, without limitation, all of Seller’s right, title and interest in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon or thereunder, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all covenants, easements, privileges, and hereditaments pertaining thereto, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”).
          1.2 Improvements. The office building (the “Building”) constructed on the Premises, together with all parking lots and parking structures and all other improvements and structures constructed on the Premises (collectively, the “Improvements”).
          1.3 Personal Property. All of Seller’s right, title and interest in and to (specifically excluding any fixtures or personal property owned by tenants under leases, licensees under licenses or the property manager) the following: (i) mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon or within the Improvements; (ii) maintenance equipment and tools, if any, owned by Seller and used exclusively in connection with, and located in or at, the Improvements; (iii) site plans, surveys, plans and specifications, manuals and instruction materials, and floor plans in Seller’s possession which relate to the Land or Improvements; (iv) pylons and other signs situated on or at the Land or Improvements; and (v) other tangible personal property owned by Seller and used exclusively in connection with, and located in or on, the Land or Improvements as of the Closing Date (as defined in Section 8.1 below) (collectively, the “Personal Property”).
          1.4 Leases and Licenses. Seller’s right, title and interest in (i) all leases, including all amendments thereto and guaranties thereof, with tenants leasing all or any portion of the Improvements (collectively, the “Leases”), and (ii) to the extent assignable, all license agreements, occupancy agreements, and other similar agreements with licensees using any portion of the Improvements (collectively, the “Licenses”), in each case to the extent the same are in effect as of the date of Closing, a current list of which is attached hereto as Schedule 1.4.
          1.5 Security Deposits. Seller’s right, title and interest in all security deposits (including any letters of credit) and last month’s rent held by Seller in connection with the Leases and Licenses and not applied pursuant to the terms thereof, a current list of which is attached hereto as Schedule 1.5.
          1.6 Contracts. Subject to Section 6.1.3 hereof and to the extent assignable, Seller’s right, title and interest in all contracts and other agreements (other than the Leases and Licenses) to which Seller is a party related to the Land and Improvements that will remain in existence after Closing, including, without limitation, contracts or agreements relating to construction, architectural services, parking, maintenance or other supplies or services, management, leasing or brokerage services, utility services, or any equipment leases (collectively, the “Contracts”), a current list of which is attached hereto as Schedule 1.6, but expressly excluding the existing Property Management Agreement and the Exclusive Leasing Agreement (as such terms are defined in Section 6.1.3), both of which will be terminated effective as of the time of Closing.
          1.7 Permits. Seller’s right, title and interest in all permits, licenses, certificates of occupancy, entitlements and governmental approvals which relate exclusively to the Land or Improvements, to the extent assignable (collectively, the “Permits”).
          1.8 Intangibles. Seller’s right, title and interest, if any, in all names, trade names, street numbers, marks, other symbols and general intangibles, which relate exclusively to the Land or the Improvements, to the extent assignable, but excluding any of the same that reference “Beacon,” “Beacon Capital” or any other similar name (collectively, the “Intangibles”).
          1.9 Warrantees. Seller’s right, title and interest in any and all guarantees and warrantees related to construction of the Improvements, building structure, roof and roof membrane, mechanical and HVAC systems, fire and life safety systems, electrical systems, lighting systems, sprinkler systems, plumbing and sewer systems, elevators or other systems or building component, which relate exclusively to the Land or the Improvements, to the extent assignable, (collectively, the “Warrantees”), a current list of which is attached hereto as Schedule 1.9.
          1.10 Construction Agreements. Seller’s right, title and interest in any and all contracts, agreements, plans and surveys relating to construction of the Improvements,

architectural services, engineering services, design services, parking, maintenance or other supplies or services, utility services or any equipment leases which relate exclusively to the Land or the Improvements, to the extent assignable (collectively, the “Construction Agreements”).
ARTICLE 2
PURCHASE PRICE AND DEPOSIT.
          2.1 Purchase Price.
          2.1.1 The aggregate purchase price for the Property (“Purchase Price”) shall be Three Hundred and Ten Million and 00/100 Dollars ($310,000,000.00). The cash due at Closing from Purchaser on account of the Purchase Price shall be subject to adjustment as set forth in this Agreement. The parties agree that the portion of the Purchase Price attributable to Personal Property is Thirty Six Thousand, Five Hundred and 00/100 Dollars ($36,500.00). The Purchase Price shall be payable as follows:
          2.1.2 Deposit. Within one (1) Business Day following the Effective Date and as a condition precedent to this Agreement being effective, Purchaser shall deliver to Commonwealth Land Title Insurance Company (the “Escrow Agent”), by federal funds wire transfer, a cash deposit in immediately available funds in the amount of Ten Million and 00/100 Dollars ($10,000,000.00) (the “Initial Deposit” and together with any interest accrued thereon, the “Deposit”). If Purchaser shall fail to deposit the Initial Deposit with Escrow Agent within the time period provided for above, Seller may at any time prior to Escrow Agent’s receipt of the Initial Deposit, terminate this Agreement by written notice to Purchaser and Escrow Agent as its sole and exclusive remedy, in which case this Agreement shall be null and void ab initio, and thereafter neither party shall have any further rights or obligations to the other hereunder, except for those which expressly survive the termination of this Agreement. Concurrently with the execution of this Agreement and prior to Purchaser’s making the Initial Deposit, Seller, Purchaser and Escrow Agent shall enter into an escrow agreement in the form of Exhibit B attached hereto (the “Escrow Agreement”). Escrow Agent shall hold the Deposit in accordance with this Agreement and the Escrow Agreement and shall disburse the Deposit to Seller at Closing.
          Notwithstanding anything to the contrary contained in this Agreement, prior to the expiration of the Study Period (as hereinafter defined), the escrow established hereunder shall be a “sole order” escrow for the benefit of Purchaser (meaning that Escrow Agent shall act solely in accordance with the instructions of Purchaser until the expiration of the Study Period in respect of the Deposit). Without limiting the generality of the foregoing, in the event that on or prior to the expiration of the Study Period, Purchaser delivers notice to Escrow Agent stating that Purchaser has elected to terminate this Agreement pursuant to the provisions of Section 4.1.3, then Escrow Agent shall refund to Purchaser the Deposit without any requirement that Escrow Agent first notify or obtain any approval or consent of Seller.

          2.1.3 The balance of the Purchase Price due from Purchaser at Closing (after crediting the Deposit and after application of prorations and adjustments provided for in this Agreement) shall be paid by Purchaser to Escrow Agent by federal funds wire transfer in immediately available funds no later than 10:00 a.m. Pacific time on the Closing Date (as defined in Section 8.1 below) and disbursed to Seller at Closing in accordance with Section 8.3.2 hereof and the Escrow Agreement.
ARTICLE 3
TITLE AND SURVEY.
          3.1 State of Title to be Conveyed. Title to the Property shall be conveyed to Purchaser free from all liens, encumbrances, encroachments and other exceptions to title except (i) those shown on the Commitment or the Survey (as such terms are defined in Section 3.2 below) and not required to be cured by Seller in accordance with this Article 3, (ii) the Leases and Licenses, (iii) matters caused by Purchaser or the activities of Purchaser or its agents, employees, consultants, contractors and representatives on the Property, (iv) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Property, including any so-called payments in lieu of taxes, in each case which are a lien but not yet due and payable, subject to proration in accordance with Section 8.5.4 below, and (v) applicable zoning and building ordinances and land use regulations and any and all other present and future laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Property (collectively, the “Permitted Exceptions”). Notwithstanding Article 6 below, on or before the Closing Date, Seller shall have the right to enter into and record a “Grant of Reciprocal Easements” in substantially the form attached hereto as Schedule 3.1 (the “REA”).
          3.2 Title Commitment and Survey. Purchaser shall obtain a title insurance commitment (the “Commitment”) for an Owner’s Policy of Title Insurance from Commonwealth Land Title Insurance Company (the “Title Company”), covering the Premises, and Seller shall provide Purchaser (i) a copy of Seller’s existing ALTA survey of the Land prepared by Triad Associates and dated November 19, 2007, last revised January 25, 2008 (the “Existing Survey”) as well as a copy of the current draft of an update to the Existing Survey prepared by Triad Associates and dated January 22, 2010 (the “Updated Survey”; either of the Existing Survey or the Updated Survey is referred to herein as the “Survey”). Purchaser shall notify Seller no later than the expiration of the Study Period in writing of any title exceptions, exclusions from coverage or other matters identified in the Commitment, the Survey, or any updates thereto which Purchaser disapproves, other than any of the Permitted Exceptions (to which Purchaser shall have no right to object) (the “Title Objections”). With respect to any title or survey matters first arising after the expiration of the Study Period and on or prior to the Closing which affect the Property, other than any of the Permitted Exceptions (to which Purchaser shall have no right to object), Purchaser shall have until the earlier of (i) five (5) Business Days after Purchaser’s discovery of such objections or (ii) the Closing Date to notify Seller in writing of Purchaser’s objection thereto, and such matters shall be deemed Title Objections. In the event Purchaser shall timely notify Seller of any Title Objections (including pursuant to the preceding sentence), Seller shall have the right, but not the obligation, to cure such Title Objection(s) in its sole and absolute discretion. Within three (3) Business Days after receipt of Purchaser’s notice of Title Objection(s), with the Closing Date automatically extended, if necessary, to allow for such response period, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objection(s). Failure of Seller to give such notice within said three (3) Business Day period shall be deemed an election by Seller not to cure such objection(s). If Seller elects or is deemed to have elected not to cure any objection(s) specified in Purchaser’s notice, Purchaser shall have the following options, to be given by written notice to the Seller within two (2) Business Days after Purchaser’s receipt of Seller’s notice electing not to cure such objection(s) (or, if Seller fails to deliver such notice, within two (2) Business Days after the day on which Seller was required to deliver such notice): (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matters objected to by Purchaser which Seller has elected, or is deemed to have elected, not to cure (which such matter(s) shall thereafter be deemed to be a Permitted Exception), without reduction of the Purchase Price, or (ii) to terminate this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Purchaser and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement. In addition, if Seller fails on or prior to Closing to cure or satisfy any objection(s) that Seller has elected, or is required hereunder, to cure or satisfy, then Purchaser may: (a) accept a conveyance of the Property subject to the Permitted Exceptions, specifically including such objection(s) which Seller has failed to cure or satisfy (which such objection(s) shall thereafter be deemed to be a Permitted Exception), without reduction of the Purchase Price, or (b) terminate this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate, the Deposit shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement. In all events, Seller shall be obligated to (a) cause any mortgage, deed of trust or other encumbrance evidencing outstanding indebtedness to be satisfied of record, and (b) cause any mechanic’s, materialman’s or supplier’s liens to be satisfied of record and (c) cause to be removed of record or bonded over any lien or encumbrance placed upon any Property subsequent to the Effective Date with Seller’s consent.
ARTICLE 4
PURCHASER’S DUE DILIGENCE.
          4.1 Purchaser’s Due Diligence. During the period which commenced on the earlier of (i) the Effective Date or (ii) May 3, 2010 (the “Study Period Commencement Date”), and ending at 5:00 p.m. Pacific time on the date that is thirty (30) days after the Study Period Commencement Date (the “Study Period”), Purchaser shall have the right to perform and conduct such examinations and investigations of the Property as Purchaser may desire, which may include, without limitation, examination of all structural and mechanical aspects thereof, review of the Property Information (as hereinafter defined), examination of the title to the Property, reviewing the Survey, and determining the compliance of the Property with all applicable laws, rules, codes and regulations. In connection with such examination, Seller shall make available (at reasonable times and places and/or by providing Purchaser access to an online database) for Purchaser’s review Seller’s books and records relating to the Property, including, without limitation, maintenance records, reports relating to insurance claims, environmental reports, records of income, taxes and expenses, Leases, Licenses, tenant files, Contracts, records of repairs and capital improvements, in all cases as available, but expressly excluding all documents and materials of a proprietary nature, such as internal valuation analysis, projections, software, marketing materials, and materials constituting the work product of Seller or its agents (other than any percentage rent or reimbursement calculations) and attorneys (collectively, the “Property Information”). Notwithstanding anything herein to the contrary, nothing herein shall authorize Purchaser, nor shall Purchaser be permitted to conduct, any environmental sampling or subsurface or groundwater testing or air quality testing on or relating to the Property without Seller’s prior written consent in each instance, which consent may be withheld or denied for any or no reason.
          4.1.1 Access. After the Effective Date, Seller shall, upon reasonable notice and at reasonable times, make the Property available to Purchaser and its agents, employees, consultants and representatives for such inspections and tests as Purchaser deems appropriate, at Purchaser’s sole cost and expense. Purchaser shall provide notice to Seller at least three (3) Business Days prior to any entry onto the Property by Purchaser or Purchaser’s agents, employees, consultants or representatives. Seller shall have the right to have a representative present during all or any of Purchaser’s inspections and tests. Purchaser will use reasonable efforts to minimize interference with Seller’s operations at the Property and the rights of tenants of the Property. Purchaser shall not alter or disturb the Property in any manner and Purchaser shall not permit any mechanics’ liens to be filed against all or any part of the Property. In the event Purchaser discovers any matter during the course of its investigations and tests which may be reportable under applicable law, Purchaser acknowledges and agrees that it shall not undertake any such reporting (unless required by law), but shall notify Seller immediately of any such discovery. Seller’s prior written consent (not to be unreasonably withheld or delayed) shall be required prior to any access by Purchaser or Purchaser’s agents to any tenant’s premises or interviews of any tenants of the Property by Purchaser or its agents, employees, consultants and representatives, and Seller shall have a right to have a representative present during all tenant interviews.
          4.1.2 Indemnity. Purchaser hereby agrees to indemnify, defend, and hold harmless Seller, its partners, members, affiliates, property manager, and their respective officers, directors, agents, employees, and representatives (collectively, the “Indemnified Parties”) from and against any and all liens, claims, or damages of any kind or nature, including any demands, actions or causes of action, assessments, losses, costs, expenses, liabilities, interest and penalties, and reasonable attorneys’ fees suffered, incurred, or sustained by any of the Indemnified Parties caused by the entry on the Property by Purchaser or its agents, employees, consultants or representatives or by Purchaser’s investigations of the Property (“Claims”) unless such Claims arise or are caused by Seller’s gross negligence or willful misconduct. Purchaser will promptly repair all damage to the Property arising from Purchaser’s inspections or tests, including any damage that may have been caused by Purchaser or its agents, employees, consultants or representatives in the conduct of the review, and shall promptly restore the Property substantially to its condition before such inspections and tests. Notwithstanding anything set forth herein to the contrary, the indemnification and restoration obligations of Purchaser in this Section 4.1.2 shall survive Closing for a period of one (1) year or the earlier termination, for any reason, of this Agreement. Purchaser shall provide to Seller prior to its or its agents’, employees’, consultants’ or representatives’ entry on the Property certificates of liability insurance insuring Purchaser and Seller in an amount not less than Two Million Dollars ($2,000,000.00).
          4.1.3 Termination Rights. If for any reason whatsoever or for no reason Purchaser determines that the Property or any aspect thereof is unsuitable for Purchaser’s acquisition, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller and Escrow Agent prior to the expiration of the Study Period, and if Purchaser gives such notice of termination prior to the expiration of the Study Period, this Agreement shall terminate and the Deposit shall be returned to Purchaser, and thereafter neither party shall have any further rights or obligations hereunder (except for any obligations pursuant to the other provisions of this Agreement which survive a termination). Furthermore, if Purchaser fails to give written notice prior to the expiration of the Study Period stating that it is waiving its termination right under this paragraph 4.1.3 and that it elects to proceed hereunder, Purchaser shall be deemed to have elected to terminate this Agreement which shall be deemed a notice of termination pursuant to the preceding sentence.
          4.2 As Is, Where Is.
          4.2.1 Express Representations. Except as provided in the express representations and warranties of Seller set forth in this Agreement and except as may be expressly set forth in the documents executed and delivered by Seller at Closing (collectively, the “Express Representations”), and subject to the limitations of time and money set forth in Sections 5.4 and 10.2 herein, Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property.
          4.2.2 Disclaimed Matters. Without limiting the generality of the foregoing, other than the Express Representations, Seller makes, and shall make, no express or implied warranty as to matters of zoning, acreage, building square footage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals or governmental regulations (collectively, the “Disclaimed Matters”).
          4.2.3 No person acting on behalf of Seller is authorized to make, and by execution hereof, Purchaser acknowledges that no person has made, any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status of the Property except for the Express Representations. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller other than the Express Representations will be valid or binding on Seller.

          PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (I) VALUE; (II) THE INCOME TO BE DERIVED FROM THE PROPERTY; (III) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH MAY BE CONDUCTED THEREON, INCLUDING, WITHOUT LIMITATION, THE POSSIBILITIES, IF ANY, FOR FUTURE DEVELOPMENT OF THE PROPERTY; (IV) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (V) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (VI) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE INDOOR AND OUTDOOR ENVIRONMENT AIR QUALITY, WATER, SOIL AND GEOLOGY; (VII) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (VIII) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (IX) COMPLIANCE WITH ANY FEDERAL, STATE, AND LOCAL ENVIRONMENTAL PROTECTION, POLLUTION, HEALTH AND SAFETY OR LAND USE LAWS, RULES, REGULATIONS, ORDINANCES, ORDERS, REQUIREMENTS OR COMMON LAW, INCLUDING, WITHOUT LIMITATION, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED, THE FEDERAL WATER POLLUTION CONTROL ACT, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT, AS AMENDED, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SAFE DRINKING WATER ACT, AS AMENDED, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, AS AMENDED, THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970, AS AMENDED, THE TOXIC SUBSTANCE CONTROL ACT, AS AMENDED, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING AND ANALOGOUS STATE STATUTES AND REGULATIONS; (X) THE PRESENCE OR ABSENCE OF HAZARDOUS OR TOXIC MATERIALS, SUBSTANCES OR WASTE AT, ON, UNDER, OR ADJACENT TO THE PROPERTY (SUBSECTIONS IX AND X HEREIN COLLECTIVELY REFERRED TO AS, “ENVIRONMENTAL MATTERS”); (XI) THE CONTENT OR ACCURACY OF THE PROPERTY INFORMATION, THE COMMITMENT OR THE SURVEY; (XII) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER; (XIII) THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (XIV) DEFICIENCY OF ANY UNDERSHORING, (XV) DEFICIENCY OF ANY DRAINAGE; (XVI) THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE; OR (XVII) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES AND

AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, EXCEPT AS EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO PURCHASER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, EXCEPT AS EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL NOT BE ENTITLED TO RELY ON ANY REPORTS OR OTHER PROPERTY INFORMATION SUPPLIED BY SELLER TO PURCHASER, EXCEPT AS SET FORTH IN THE EXPRESS REPRESENTATIONS PURCHASER AGREES TO FULLY AND IRREVOCABLY RELEASE SELLER FROM ANY AND ALL CLAIMS THAT PURCHASER MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SELLER FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM SUCH INFORMATION OR DOCUMENTATION, EXCEPT TO THE EXTENT ARISING OUT OF A BREACH BY SELLER OF A REPRESENTATION OR WARRANTY (SUBJECT TO THE LIMITATIONS OF TIME AND MONEY SET FORTH IN SECTIONS 5.4 AND 10.2 HEREIN) MADE IN THE EXPRESS REPRESENTATIONS. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON TO THE EXTENT NOT EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS AND DEFECTS, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN. PURCHASER REPRESENTS, WARRANTS, AND COVENANTS TO SELLER, WHICH REPRESENTATION, WARRANTY, AND COVENANT TO SELLER SHALL SURVIVE THE CLOSING AND NOT BE MERGED WITH THE DEED, THAT, EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS, PURCHASER IS RELYING SOLELY UPON PURCHASER’S OWN INVESTIGATION OF THE PROPERTY.
          BY INITIALING BELOW, PURCHASER ACKNOWLEDGES THAT (i) THIS SECTION 4.2.3 HAS BEEN READ AND FULLY UNDERSTOOD, (ii) PURCHASER HAS HAD THE OPPORTUNITY TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE, AND (iii) PURCHASER HAS ACCEPTED AND AGREED TO THE TERMS SET FORTH IN THIS SECTION 4.2.3.

PURCHASER’S INITIALS
          4.2.4 Waiver. Without in any way limiting any provision of this Section 4.2, Purchaser specifically acknowledges and agrees that, except with respect to the Express Representations and the obligations of Seller set forth in Sections 6.1 and 14.16 of this Agreement, Purchaser hereby waives, releases and discharges any claim it has, might have had, or may have against Seller with respect to (a) the Disclaimed Matters, (b) subject to Article 9 of this Agreement, the condition of the Property as of the Closing Date, (c) the past, present or future condition or compliance of the Property with regard to any federal, state or local law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property, including without limitation those pertaining to Environmental Matters, or (d) any other state of facts that exists with respect to the Property or any of the Property Information.
          4.2.5 Waiver of Right to Receive Seller Disclosure Statement and Waiver of Right to Rescind. Because the Property may fit within the definition of “unimproved residential real property” under RCW 64.06, Seller may be required by RCW 64.06 to provide Purchaser with a completed statutory seller disclosure statement (the “Seller Disclosure Statement”). Purchaser and Seller agree that RCW 64.06 was not intended to apply to commercial transactions such as the transactions contemplated in this Agreement and, to the extent permissible, Purchaser intends to waive any and all rights Purchaser may have with respect to both the right to receive a Seller Disclosure Statement and the right to rescind this Agreement based on such Seller Disclosure Statement.
          Notwithstanding such understanding, Purchaser and Seller wish to comply with RCW 64.06 in the event it is deemed applicable and in the event Purchaser’s waiver is held to not to be enforceable. RCW 64.06 provides that Purchaser may waive its right to receive the Seller Disclosure Statement; provided, however, if the answer to any of the questions in the section of the Seller Disclosure Statement entitled “Environmental” would be “yes,” Purchaser may not waive the receipt of the “Environmental” section of the Seller Disclosure Statement. By executing this Agreement, Purchaser acknowledges that (i) Purchaser has received, approved and accepted the “Environmental” section of the Seller Disclosure Statement, a copy of which is attached to this Agreement as Schedule 4.2.5 and (ii) Purchaser waives its right to receive any of the other sections of the Seller Disclosure Statement.
          Purchaser further agrees that any information discovered by Purchaser concerning the Property shall not obligate Seller to prepare and deliver to Purchaser a revised or updated Seller Disclosure Statement. Purchaser hereby waives any right to receive any updated or revised Seller Disclosure Statement, regardless of the source of any new information. Any “corrective action” proposed to be taken by Seller to restore the accuracy of the disclosures of the “Environmental” section of the Seller Disclosure Statement, as described in RCW 64.06.040(1), shall be subject to Section 6.1.1 of this Agreement. Purchaser further warrants that it is a sophisticated purchaser who is familiar with the ownership and development of real estate projects similar to the Property and Purchaser has or will have adequate opportunity to complete such independent inspections of the Property it deems necessary, and will acquire the Property solely on the basis of and in reliance upon such examinations and not on any information provided in any Seller Disclosure Statement or otherwise provided or to be provided by Seller (other than as expressly provided in this Agreement).
PURCHASER HEREBY WAIVES, TO THE FULLEST EXTENT PERMISSIBLE BY LAW, THE RIGHT TO RESCIND THIS AGREEMENT PURSUANT TO ANY PROVISION OF RCW 64.06. IT IS THE INTENT OF PURCHASER AND SELLER, TO THE FULLEST EXTENT PERMISSIBLE BY LAW, THAT ANY SELLER DISCLOSURE STATEMENT PROVIDED BY SELLER WILL NOT BE RELIED UPON BY PURCHASER, AND SHALL GIVE PURCHASER NO RIGHTS WITH RESPECT TO SELLER OR UNDER THIS AGREEMENT. THIS WAIVER OF THE RIGHT TO RESCIND APPLIES TO THE SELLER DISCLOSURE STATEMENT PROVIDED ON OR BEFORE THE EFFECTIVE DATE OF THIS AGREEMENT AND APPLIES PROSPECTIVELY TO ANY UPDATED OR REVISED SELLER DISCLOSURE STATEMENTS THAT MAY BE PROVIDED BY SELLER TO PURCHASER.

PURCHASER’S INITIALS
ARTICLE 5
REPRESENTATIONS AND WARRANTIES.
          5.1 Seller’s Representations and Warranties. As a material inducement for Purchaser to enter into this Agreement, Seller represents to Purchaser, as of the Effective Date, as follows:
          5.1.1 Organization. Seller is duly formed and validly existing under the laws of the jurisdiction of its organization and is qualified to transact business in the jurisdiction where the Property is located.
          5.1.2 Authority/Consent. Seller possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and will, by Closing, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated by this Agreement.
          5.1.3 Litigation. Except as may be disclosed on Schedule 5.1.3 attached hereto, and except for any claims (such as slip and fall and similar claims) that are covered by Seller’s insurance, no action, suit or other proceeding (including, but not limited to, any condemnation action) with respect to which Seller has received service is pending or, to Seller’s knowledge, has been threatened in writing that concerns or involves the Property which would, if determined adversely to Seller, affect the use or value of the Property or affect Seller’s ability to fulfill its obligations under this Agreement.

          5.1.4 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, has been threatened in writing, against Seller.
          5.1.5 Contracts. Except for the Contracts referenced on Schedule 1.6 and subject to Section 6.1.3 below, there are no contracts, agreements to which Seller is a party relating to construction, architectural services, parking, maintenance or other supplies or services, management, leasing or brokerage services, or any equipment leases to which Seller is a party, that are currently in effect and will be in effect after Closing.
          5.1.6 Employees. Seller has no employees.
          5.1.7 Leases.
     (i) Except for the Leases and Licenses, and all amendments thereto, referenced on Schedule 1.4, and the leases, licenses, or other occupancy agreements which may be entered into by Seller pursuant to Section 6.1.1 hereof, there are no leases, rental agreements, license agreements or other occupancy agreements currently in effect which will affect the Property after Closing.
     (ii) Each Lease and each License is in full force and effect and, to Seller’s knowledge, except as disclosed on Schedule 5.1.7, no monetary or material non-monetary defaults exist thereunder.
     (iii) Seller has provided Purchaser with complete copies of all Leases and Licenses, including all amendments thereto and guaranties thereof in Seller’s possession.
     (iv) Except as may be described in Schedules 8.5.8(i) and 8.5.8(iii) attached hereto, all tenant improvement allowances, rent credits or rent abatements currently due and payable by Seller as landlord or licensee under or in connection with the current terms of the Leases and Licenses have been paid in full.
     (v) Attached hereto as Schedule 1.5 is a true and complete list of security deposits and last month’s rent currently held by Seller, as landlord or licensor, under the Leases and Licenses.
          5.1.8 Commissions. All brokerage and leasing commissions due and payable by Seller (whether payable before or after Closing) with respect to the current terms of the Leases and Licenses have been paid in full, other than those specified in Schedule 8.5.8(ii).
          5.1.9 Violations of Law. Except as set forth on Schedule 5.1.9, Seller has not received written notice from any governmental authority of any material violation of any federal, state, county or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon) which violation remains unresolved and which violation would materially and adversely affect the Property or the operation thereof.
          5.1.10 Environmental Reports. To Seller’s knowledge, complete copies of all environmental/hazardous waste studies and reports relating to the Property which are in Seller’s possession (collectively, the “Environmental Reports”) have been furnished or will be furnished to Purchaser.
          5.1.11 Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” (as those terms are defined in the Internal Revenue Code of 1986, as amended, and related Income Tax Regulations).
          5.1.12 No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller or the Property is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller or the Property is bound.
          5.1.13 OFAC. Neither Seller nor any of its equity owners, nor to Seller’s knowledge any of their respective employees, officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”), (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.
          5.1.14 Fixtures and Personal Property. The Personal Property set forth on Schedule 5.1.14 attached hereto is owned by Seller free of any liens or encumbrances except for the Permitted Exceptions.
          5.1.15 No Options To Purchase. Seller has not granted to any person or entity any option or other right to purchase the Property that is currently in effect.
          5.2 Purchaser’s Representations and Warranties. As a material inducement for Seller to enter into this Agreement, Purchaser represents to Seller, as of the Effective Date, as follows:
          5.2.1 Organization. Purchaser is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and, as of the Closing Date, will be qualified to transact business in the jurisdiction where the Property is located.
          5.2.2 Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and will, by

Closing, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated in this Agreement.
          5.2.3 OFAC. Neither Purchaser nor any of its equity owners, nor to Purchaser’s knowledge any of their respective employees, officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.
          5.2.4 No Conflicts. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Purchaser is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound.
          5.2.5 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Purchaser’s knowledge, has been threatened in writing, against Purchaser.
          5.3 Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” means the present, actual knowledge, without independent investigation or inquiry, of McClure Kelly. There shall be no personal liability on the part of McClure Kelly arising out of any representations or warranties made herein or otherwise. McClure Kelly is familiar with the Property and the operations thereof and has been involved with operations at the Property from the beginning of Seller’s period of ownership of the Property. To the extent a Tenant Estoppel (defined in Section 6.5 below) is provided to Purchaser which sets forth information with respect to any item as to which Seller has made a representation or warranty, then Seller’s representations and warranties with respect to such information will thereafter be null and void and of no further force and effect and Purchaser shall rely on the information in such Tenant Estoppel.
          5.4 Survival. All of the representations and warranties set forth in this Article 5, shall survive the Closing for a period of twelve (12) months (“Survival Period”), subject to the provisions of Article 10 of this Agreement. Purchaser shall provide Seller with written notice (a “Notice of Breach”) of any alleged breach or failure of any representation or warranty made by Seller and specifying the nature thereof within five (5) Business Days after Purchaser’s discovery of such alleged breach or failure. Purchaser shall commence any action, suit, or proceeding with respect to any breach or failure that is the subject of the Notice of Breach, if at all, on or before the date that is thirty (30) days after the expiration of the Survival Period (the “Suit Deadline”). Seller acknowledges and agrees that the resolution of such action, suit, or proceeding may not occur until after the expiration of the Survival Period and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of a representation or warranty of which Seller receives a Notice of Breach before the expiration of the Survival Period, provided Purchaser files an action, suit or proceeding with respect thereto prior to the Suit Deadline. Notwithstanding the foregoing to the contrary, Seller shall have no liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if, and to the extent that, such inaccuracy is disclosed to Purchaser and Purchaser elects, nevertheless, to consummate the transaction contemplated hereby.
ARTICLE 6
COVENANTS OF SELLER PRIOR TO CLOSING.
          6.1 Operation of Property. From the Effective Date until the Closing, Seller shall operate the Property in accordance with the terms of this Section 6.1.
          6.1.1 From the Effective Date until the Closing, Seller shall continue to operate, maintain and repair the Property in the ordinary course of business and to the standard that Seller has operated the Property to date and continue to perform all of Seller’s obligations as landlord under the Leases, but shall not take any of the following actions after the expiration of the Study Period without written notice to Purchaser pursuant to Article 12 hereof and the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned and which consent shall be deemed granted in the event that Purchaser fails to respond to a written request for its consent within five (5) Business Days: (a) make or permit to be made any material alterations to or upon the Property (provided, however, Purchaser’s consent shall not be required for repairs or other work of an emergency nature, as required by law, or under any Lease, provided that Seller shall notify Purchaser of such work as soon as practicable), (b) enter into any contracts for the provision of services and/or supplies to the Property which are not terminable without premium or penalty by Purchaser upon no more than thirty (30) days’ prior written notice, or amend or modify any of the Contracts in any material respect, unless such Contract, as amended, may be terminated without premium or penalty by Purchaser upon no more than thirty (30) days’ prior written notice, (c) remove or permit the removal from the Property of any fixtures, mechanical equipment, or any other item included in the Property except when replaced with items of equal or greater quality and value by Seller at Seller’s cost prior to Closing, and except for the use and consumption at the Property of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in each case in the ordinary course of business, or (d) subject to Section 6.6 below, settle, compromise, withdraw or terminate any real estate tax appeal or proceeding affecting the Property other than any relating solely to periods prior to the tax year in which the Closing occurs.
          6.1.2 Prior to the expiration of the Study Period, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned: (a) enter into any leases, licenses, or other occupancy agreements with respect to the Property or any part thereof, or extend (except pursuant to a provision of the existing Lease or License), terminate or cancel (except in the event of a tenant default), or otherwise amend (except pursuant to a provision of the existing Lease or License) any of the Leases or Licenses or (b) grant any easements or title encumbrances that will affect the Property after the Closing Date.

          6.1.3 Between the date of the expiration of the Study Period and the Closing Date, Seller shall not, without the prior written consent of Purchaser, which consent shall be in Purchaser’s sole discretion: (a) enter into any leases, licenses, or other occupancy agreements with respect to the Property or any part thereof, or extend, terminate or cancel, or otherwise amend any of the Leases or Licenses or (b) grant any easements or title encumbrances that will affect the Property after the Closing Date. Notwithstanding the foregoing to the contrary, Seller shall have the right to enter into any agreements that Seller is required under the provisions of the Leases or Licenses unless such agreements materially increase the obligations of the landlord under the Leases or Licenses or materially decrease the rights of landlord under the Leases or Licenses (“Material Lease Modifications”). In the event of a Material Lease Modification, Seller shall provide Purchaser with five (5) Business Days prior written notice of such proposed Material Lease Modification and Purchaser shall have three (3) Business Days to either accept or reject the proposed Material Lease Modification. If Purchaser timely rejects the proposed Material Lease Modification and Seller enters into such Material Lease Modification, then Purchaser shall have the right to terminate this Agreement and the Deposit shall be returned to Purchaser and thereafter neither party shall have any further rights or obligations hereunder (except for any obligations pursuant to the other provisions of this Agreement which survive a termination).
          6.1.4 Notwithstanding the foregoing, Seller shall have no obligation to Purchaser to make or perform any capital repairs or replacements unless required to do so to meet its obligations as landlord under the Leases or by applicable law.
          6.1.5 Not later than the expiration of the Study Period, Purchaser may deliver a written notice to Seller setting forth which, if any, of the Contracts Purchaser has elected to have Seller terminate. Seller will deliver notices of termination at Closing terminating those Contracts that Seller is timely notified hereunder to terminate by Purchaser. Seller shall be responsible for any termination penalties or fees associated with the termination of such Contracts. At Closing, Seller shall assign to Purchaser, to the extent assignable, and Purchaser shall assume, the Contracts pursuant to the Assignment and Assumption Agreement (as defined in Section 8.2.1.4). Notwithstanding anything contained herein to the contrary, Seller agrees to cause the existing property management agreement between Seller and BCSP V Property Management LLC (the “Property Management Agreement”) and the existing Leasing Services Agreement between Seller and Broderick Group, Inc. (the “Exclusive Leasing Agreement”) to be terminated effective as of the Closing Date and Seller shall be solely responsible for any termination fees or payments due thereunder.
          6.2 Notices. Promptly after receipt, Seller shall provide Purchaser with true and complete copies of any written notices that Seller receives from any governmental authority with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property or any portion thereof; or (iii) any material violation of any environmental law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon the giving or receipt thereof by Seller, true and complete copies of any written notices of default given or received by Seller under any of the Leases or Licenses.
          6.3 Litigation. Seller will advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing which is instituted after the Effective Date and which concerns or affects Seller or the Property, other than any such matters (such as slip and fall and similar claims) that are covered by Seller’s insurance.
          6.4 Insurance. Prior to Closing, Seller will maintain Seller’s existing insurance coverage with respect to the Property.
          6.5 Tenant Estoppels. Seller shall request (and thereafter exercise commercially reasonable efforts to obtain) from each tenant under a Lease a tenant estoppel certificate in the form of Exhibit C-1 attached hereto, provided, however, if such tenant’s Lease attaches or prescribes a form of, or content of, an estoppel certificate, such tenant may deliver an estoppel certificate conforming to such tenant’s Lease (each, a “Tenant Estoppel”). If Seller obtains a Tenant Estoppel from any of the tenants, Seller shall promptly deliver it to Purchaser. Notwithstanding the foregoing or anything set forth herein to the contrary, Seller, at its option, may deliver to Purchaser a representation letter substantially in the form of Exhibit C-2 (a “Seller Estoppel”) with respect to El Gaucho Bellevue L.L.C. (“El Gaucho”) only. Either of a Tenant Estoppel or a Seller Estoppel is referred to herein as an “Estoppel”. If Seller fails to deliver Estoppels from both (a) Microsoft Corporation, a Washington corporation and (b) El Gaucho, (collectively, the “Estoppel Condition”) on or before the date that is two (2) Business Days prior to the Closing Date, Purchaser shall thereafter have the right, at Purchaser’s sole option to: (i) terminate this Agreement by notice given to Seller, whereupon the entire Deposit shall be immediately refunded to Purchaser and upon such refund, no party hereto shall have any rights or obligations hereunder except for the surviving obligations, which shall survive such termination, or (ii) proceed to consummate the Closing hereunder. For purposes hereof (x) delivery of a Tenant Estoppel from a tenant in a form different from that set forth on Exhibit C-1 hereto or the form prescribed by such tenant’s Lease shall not be deemed delivery of a Tenant Estoppel with respect to such tenant, (y) delivery of a Tenant Estoppel that does not attach or reference the applicable Lease and all amendments, modifications, extensions and guarantees thereto shall not be deemed delivery of a Tenant Estoppel with respect to such tenant, and (z) delivery of a Tenant Estoppel from a tenant that shows defaults by the landlord or the tenant, or other obligations of the landlord or the tenant that are inconsistent with this Agreement (in any case, an “Adverse Matter”) shall not be deemed delivery of a Tenant Estoppel with respect to such tenant, except to the extent that such Adverse Matters have been disclosed by any of the Seller’s representations and warranties under this Agreement or the applicable lease. Seller’s liability under any Seller Estoppel shall expire and be of no further force or effect on the earlier of: (A) twelve (12) months following the Closing Date, or (B) the date that Purchaser receives a Tenant Estoppel from said tenant which discloses no Adverse Matters. In addition, Seller’s liability under the Seller Estoppel shall be subject to the limitations of Section 10.2 hereof.
          6.6 Tax Reduction Proceedings. Seller may file and/or prosecute an application for the reduction of the assessed valuation of the Property or any portion thereof for real estate taxes or a refund of real estate taxes previously paid (a “Tax Certiorari Proceeding”) to the City of Bellevue for any fiscal year. Seller shall have the right to withdraw, settle or otherwise compromise Tax Certiorari Proceedings affecting real estate taxes assessed against the Property (i) for any fiscal period prior to the fiscal year in which the Closing shall occur without the prior consent of Purchaser, and (ii) for the fiscal year in which the Closing shall occur, provided Purchaser shall have consented with respect thereto, which consent shall not be unreasonably withheld or delayed and which consent shall be deemed granted in the event that Purchaser fails to respond to a written request for its consent within three (3) Business Days. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to any portion of the Property for the tax year in which the Apportionment Time (as defined in Section 6.6 below) occurs shall be apportioned between Seller and Purchaser as of the Apportionment Time with a prior allocation of the portion thereof which must be returned to tenants pursuant to the terms of the Leases; Seller hereby agreeing to be responsible for the return of such refund to such tenants for the period up to and including the Apportionment Time and Purchaser having such obligation for the return of such refunds attributable to the period from and after the Closing Date. If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Property for the tax year in which the Apportionment Time occurs, then (x) within thirty (30) days after receipt by Seller or Purchaser, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Seller and Purchaser, and (y) upon realization by Purchaser of a tax savings on account of such credit, Purchaser shall pay to Seller an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any fiscal period prior to the fiscal year in which the Closing shall occur shall belong solely to Seller (and Purchaser shall have no interest therein) and, if the same shall be paid to Purchaser or anyone acting on behalf of Purchaser, same shall be paid to Seller within five (5) days following receipt thereof. The provisions of this Section 6.6 shall survive the Closing. As used herein, the term “Apportionment Time” shall mean 11:59 p.m. Pacific time on the date immediately prior to the Closing Date.
ARTICLE 7
CONDITIONS PRECEDENT TO CLOSING.
          7.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Property is subject to satisfaction on or before the Closing Date of the following conditions, any of which may be waived in writing by Purchaser in Purchaser’s sole and absolute subjective discretion:
          7.1.1 Title. A final examination of the title to the Land by the Title Company shall disclose no title exceptions except for the Permitted Exceptions and other matters approved or deemed approved by Purchaser in accordance with this Agreement, and Title Company shall be irrevocably committed to issue to Purchaser a standard ALTA owner’s title insurance policy insuring title to the Property in the amount of the Purchase Price, subject only to the Permitted Exceptions and such other matters so approved or deemed approved by Purchaser.

          7.1.2 Tenant Estoppels. Seller shall have satisfied the Estoppel Condition.
          7.1.3 Delivery of Closing Documents. Seller shall have delivered each of the Closing Documents required to be delivered under Section 8.2.1 of this Agreement.
          7.1.4 Covenants, Representations and Warranties. The Seller’s Express Representations shall be true, correct and accurate on the Closing Date in all material respects. Seller shall have performed and observed, in all material respects, all covenants of Seller under this Agreement. In addition, there shall not exist any facts or circumstances that would make any of the Seller’s Express Representations untrue in any material respect as of the Closing Date. Notwithstanding the foregoing, if a change in circumstances occurs after the Effective Date which is not otherwise a breach or default by Seller under the terms of this Agreement and such change of circumstances requires a representation and warranty made by the Seller to be modified in order for such representation and warranty to be accurate as of Closing, then the representation and warranty shall be deemed remade as so modified, and Seller shall not be in breach of or in default under this Agreement by virtue of such change in circumstances or modification.
          7.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date of the following conditions, any of which may be waived in writing by Seller, in Seller’s sole and absolute subjective discretion:
          7.2.1 Covenants. Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement.
          7.2.2 Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date
          7.2.3 Delivery of Closing Documents and Payment of Purchase Price. Purchaser shall have delivered each of the Closing Documents required to be delivered under Section 8.3.1 of this Agreement and shall have paid into escrow the balance due of the Purchase Price.
          7.3 Failure of a Condition.
          7.3.1 General. If any condition precedent to Purchaser’s obligation to close the transactions contemplated by this Agreement, as set forth in Section 7.1 of this Agreement, has not been satisfied on or before the Closing Date, then Purchaser shall give notice to Seller of the condition or conditions that Purchaser asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice (with the Closing Date automatically being extended to accommodate such ten (10) Business Day period), then Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser. Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Purchaser’s obligation to close, as set forth in Section 7.1 of this Agreement, are not satisfied within the ten (10) Business Day period specified above and the same are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to thirty (30) additional days, by giving written notice thereof to Purchaser and Escrow Agent within the initial ten (10) Business Day period referenced above. Purchaser shall have the right to waive the unsatisfied condition or conditions by written notice to Seller and Escrow Agent given within five (5) Business Days after expiration of the applicable satisfaction period without satisfaction having occurred, in which event the Closing Date shall be the date that is five (5) Business Days after Seller’s receipt of Purchaser’s waiver notice. It is understood and agreed that the failure of any condition set forth in Section 7.1 hereof that is not reasonably susceptible of being cured within the time allotted shall not constitute a default, breach of a covenant, or other failure to perform by Seller hereunder unless such failed condition was caused by Seller’s willful and intentional actions in violation of its covenants set forth in Section 6.1.1 hereof.
          If any condition precedent to Seller’s obligation to close the transactions contemplated by this Agreement, as set forth in Section 7.2 of this Agreement, has not been satisfied on or before the Closing Date, then Seller shall give notice to Purchaser of the condition or conditions that Seller asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice (with the Closing Date automatically being extended to accommodate such ten (10) Business Day period), then Seller may terminate this Agreement by written notice to Purchaser and Escrow Agent, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser. Seller shall have the right to waive the unsatisfied condition or conditions by written notice to Purchaser and Escrow Agent given within five (5) Business Days after expiration of the applicable satisfaction period without satisfaction having occurred, in which event the Closing Date shall be the date that is five (5) Business Days after Purchaser’s receipt of Seller’s waiver notice. Notwithstanding the foregoing or anything set forth herein to the contrary, subject to Article 10 below, in no event shall the Closing Date be extended with respect to Purchaser’s failure to fund into escrow the balance of the Purchase Price due at Closing as required under this Agreement, unless expressly agreed by Seller in writing in Seller’s sole and absolute discretion.
          7.3.2 Waiver. If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions subject to the provisions of Sections 5.4 and 10.2 hereof.
ARTICLE 8
CLOSING.
          8.1 Closing Date. The consummation of the transactions contemplated hereby (the “Closing”) shall be conducted by delivery of documents and funds in escrow to Escrow Agent on the later of (i) fifteen (15) days after expiration of the Study Period or (ii) June 18, 2010 (the

“Designated Closing Date”), TIME BEING STRICTLY OF THE ESSENCE (as such date may be extended in accordance with this Agreement, the “Closing Date”). Purchaser and Seller agree to finalize and execute all documents necessary for the consummation of the transaction contemplated herein, including, but not limited to, the Settlement Statement (as defined in Section 8.2.1.7), and to deliver all such documents to the Escrow Agent in escrow not later than 2:00 p.m. (Pacific time) on the Business Day immediately preceding the Closing Date to ensure the orderly and timely close of escrow and disbursement of all funds necessary for Closing by not later than 10:00 a.m.. (Pacific time) on the Closing Date.
          8.2 Seller’s Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:
          8.2.1 Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents:
          8.2.1.1 Special Warranty Deed substantially in the form of Exhibit D hereto (the “Deed”);
          8.2.1.2 Bill of Sale, substantially in the form of Exhibit E hereto;
          8.2.1.3 Assignment and Assumption Agreement with respect to the Leases and Licenses, substantially in the form of Exhibit F-1 hereto;
          8.2.1.4 Assignment and Assumption Agreement with respect to the Contracts, substantially in the form of Exhibit F-2 hereto (the “Assignment and Assumption Agreement”);
          8.2.1.5 Certificate of Non-Foreign Status, substantially in the form of Exhibit G hereto;
          8.2.1.6 Letters to each tenant under the Leases and each licensee under the Licenses, substantially in the form of Exhibit H hereto, notifying tenants and licensees of the conveyance of the Property to Purchaser and advising them that, following the Closing Date, all future payments of rent are to be made to Purchaser or at Purchaser’s direction;
          8.2.1.7 Settlement statement prepared by Escrow Agent showing all of the payments, adjustments and prorations provided for in Section 8.5 of this Agreement or otherwise agreed upon by Seller and Purchaser (the “Settlement Statement”);
          8.2.1.8 Such transfer tax forms as may be required as a condition to the recordation of the Deed or as may be required in connection with the transfer of the Property;
          8.2.1.9 Subject to Section 7.1.4 of this Agreement, a certificate signed by Seller stating that each of Seller’s representations and warranties contained in Section 5.1 of this Agreement is true and correct in all material respects, provided, however, that, subject to Section 7.1.4 of this Agreement, if any of the representations and warranties have changed since the Effective Date, then Seller shall revise the representations and warranties to conform to the changed circumstances and shall set forth such changed representations and warranties in such certificate;
          8.2.1.10 An Owner’s Affidavit in the form of Exhibit I attached hereto (the “Owner’s Affidavit”). Seller shall also deliver to the Title Company and Purchaser such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the Deed and the other documents required to be executed by Seller on behalf of Seller;
          8.2.1.11 Evidence of the termination of the Property Management Agreement and Exclusive Leasing Agreement effective as of the Closing Date and copies of notices of termination of such other Contracts as are to be terminated in accordance with Section 6.1.3;
          8.2.1.12 Such transfer documentation as may be necessary to transfer all tenant security deposits held by Seller under the Leases or Licenses in the form of a letter of credit (“Letters of Credit”) or any other non-cash form; and
          8.2.2 Original Property Information Documents. Seller will deliver to Purchaser, or make available to Purchaser at the Property, originals of all Leases, originals, or to the extent originals are not available, copies of all Licenses, Contracts and Permits and all plans and specifications relating to the Property, and all mechanical and electrical system guarantees and roof warranties relating to the Property, within Seller’s possession.
          8.2.3 Keys. Seller will deliver to Purchaser all keys to the Improvements in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.
          8.2.4 Costs. Seller will pay all costs allocated to Seller pursuant to Section 8.5.1 of this Agreement.
          8.3 Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:
          8.3.1 Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents:
          8.3.1.1 Bill of Sale in the form of Exhibit E hereto;
          8.3.1.2 Assignment and Assumption Agreement with respect to the Leases and Licenses in the form of Exhibit F-1 hereto;

          8.3.1.3 Assignment and Assumption Agreement;
          8.3.1.4 Settlement Statement;
          8.3.1.5 Such transfer tax forms as may be required as a condition to the recordation of the Deed or as may be required in connection with the transfer of the Property;
          8.3.1.6 Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser;
          8.3.1.7 A certificate signed by Purchaser stating that each of Purchaser’s representations and warranties contained in Section 5.2 of this Agreement is true and correct in all material respects, provided, however, that if any of the representations and warranties have changed since the Effective Date, then Purchaser shall revise the representations and warranties to conform to the changed circumstances and shall set forth such changed representations and warranties in such certificate; and
          8.3.2 Payment of Consideration. Purchaser shall pay to Escrow Agent a sum equal to the remaining portion of the Purchase Price owed by Purchaser in accordance with Section 2.1.3 of this Agreement. As part of the Closing under this Agreement, in accordance with this Agreement and the Escrow Agreement, Escrow Agent shall disburse, via federal funds wire transfer of immediately available funds, to an account designated by Seller in a written notice to Escrow Agent delivered prior to the Closing Date, with such notice to contain all information necessary for Escrow Agent to effectuate such transfer, the amount due to Seller as shown on the Settlement Statement.
          8.3.3 Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 8.5.1 of this Agreement.
          8.4 Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with Escrow Agent and in accordance with this Agreement and the Escrow Agreement.
          8.5 Costs and Adjustments at Closing. Seller shall prepare and submit to Purchaser for Purchaser’s review, at least five (5) Business Days prior to the Closing Date, a draft proration statement setting forth the prorations and adjustments contemplated by this Agreement. Once Seller and Purchaser have agreed on such proration statement, and at least three (3) Business Days prior to the Closing Date, Seller and Purchaser shall submit the same to the Escrow Agent and the Escrow Agent shall prepare the Settlement Statement and submit the same to Seller and Purchaser for their approval at least two (2) Business Days prior to the Closing Date.
          8.5.1 Transaction Expenses. Any closing or escrow fees of Escrow Agent shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. Seller shall pay (i) all costs and fees for Seller’s representatives and consultants (except as set forth in this Section 8.5.1 below), (ii) all fees and costs associated with delivering title to the

Property in the condition required by Article 3 of this Agreement; (iii) all transfer and excise taxes associated with the transfer of the Land and Improvements to Purchaser; (iv) all costs and fees for title examination, title insurance and related title company charges associated with the issuance of the Commitment and the payment of the premium for the Owner’s Policy of Title Insurance (but solely with respect to the standard ALTA Owner’s Policy of Title Insurance without any endorsements or extended coverage); and (v) the costs relating to the Survey. Purchaser shall pay (or reimburse Seller for) (i) all costs and fees for title examination, title insurance and related title company charges associated with any endorsements to the Owner’s Policy of Title Insurance or any extended coverage and the issuance of the Purchaser’s lender’s title insurance policy and any updates or endorsements thereto required by Purchaser’s lender), (ii) all costs associated with any additional updates to the Survey ordered by Purchaser or required by Purchaser’s lender, (iii) all costs associated with Purchaser’s due diligence studies and investigations of the Property, (iv) all costs associated with Purchaser’s financing of its purchase of the Property, including, without limitation, all recording fees and taxes, (v) all costs associated with any state and local recordation tax, documentary and other taxes and stamps, and any recording fees or mortgage taxes associated with any mortgage or deed of trust related to Purchaser’s financing of its purchase of the Property; and (vi) all sales and use taxes associated with the transfer of the Personal Property to Purchaser. Seller and Purchaser shall each pay its respective attorneys’ fees.
          8.5.2 Security Deposits. Seller shall pay to Purchaser, as a credit against the Purchase Price, the amount of any cash security deposits and last month’s rent actually received by Seller pursuant to the Leases and Licenses and not yet refunded to tenants or applied pursuant to the Leases and Licenses. With respect to any security deposits that are held in the form of Letters of Credit or any form other than cash, Seller shall deliver to Purchaser at the Closing the original Letters of Credit or other applicable documents together with such original transfer and assignment documentation as may be necessary to effect the transfer of each Letter of Credit or other non-cash security deposit, provided any transfer fees or other costs shall be borne by the Seller.
          8.5.3. Adjustments. The Purchase Price shall be adjusted with respect to rents and other amounts payable by tenants under Leases and Licenses solely in accordance with the provisions of this Section 8.5.3 (such adjustments being referred to, collectively, as the “Adjustments”). Except as otherwise provided in this Section 8.5.3, all Adjustments shall be calculated on the basis that Seller shall be responsible for all expenses and liabilities, and be entitled to receive all revenues, accrued in respect of the Property prior to the Closing Date and Purchaser shall, without duplication, be responsible for all expenses and liabilities accruing from and including the Closing Date, and be entitled to receive all revenues accruing from and including the Closing Date in respect of the Property. Except as otherwise provided in Section 8.5.3, all adjustments for basic rent, additional rent, percentage rent, parking income, damage/security deposits and interest thereon, if any, prepaid rents and interest thereon, if any, and other income and operating expenses, prepaid expenses relating to the Property, amounts paid and payable under the Permitted Exceptions and the Contracts assigned to Purchaser pursuant to the Contract Assumption and Assignment Agreement, utilities, taxes (including local improvement charges and assessments and business taxes) and other adjustments established by the usual commercial real estate practice in Bellevue, Washington for the purchase and sale of assets similar to the Property, shall be made as of the Closing Date and shall be paid on the Closing Date pursuant to a statement of adjustments to be prepared by Seller (together with reasonable supporting documentation) and approved by Purchaser, each acting reasonably (the “Statement of Adjustments”). Notwithstanding the foregoing, there shall not be any Adjustments in favor of Seller in respect of insurance premiums for insurance coverage obtained by Seller or any development, construction or lease-up costs, it being agreed that all expenses and liabilities thereunder or in respect thereof are solely for the account of Seller, whether or not they are accrued after the Closing Date.
          8.5.3.1. Except as otherwise provided in this Section 8.5.3, if the final cost or amount of any item which is to be adjusted cannot be determined on the Closing Date, then an initial adjustment for such item shall be made as of the Closing Date, such amount to be estimated by the parties, acting reasonably, as of the Closing Date on the basis of the best evidence available as to what the final cost or amount of such item will be. All amounts which have been estimated as of the Closing Date because they have not been finally determined at that date, or which this Section provides will be adjusted only after Closing (the “Post-Closing Adjustments”), shall be finally adjusted on a post-closing basis once the Post-Closing Adjustments have been determined and finalized. In each case when a Post-Closing Adjustment is determined, Seller or Purchaser, as the case may be, shall within thirty (30) days of determination, provide a complete statement thereof, together with particulars relating thereto in reasonable detail, to the other and within thirty (30) days thereafter the parties hereto shall make a final adjustment as of the Closing Date for the Post-Closing Adjustment in question. In the absence of agreement by the parties hereto by such deadline, the final amount of any Post-Closing Adjustment shall be determined pursuant to Section 8.5.3. Purchaser and Seller shall provide any information necessary for Purchaser and Seller to affect such readjustments. Subject to Section 8.5.3.2 and 8.5.3.3, all Adjustments and Post-Closing Adjustments to be made pursuant to this Section 8.5.3 shall, in any event, be requested on or before the date which is the first anniversary of the Closing Date (the “Final Adjustment Date”) and no claim for any re-adjustment may be made by either party thereafter, except that if either party fails to provide any information that it is required to provide, and the other party has specifically requested such information prior to the Final Adjustment Date and such information is necessary to determine any readjustment in favor of the other party, the other party shall remain entitled to claim such readjustment at any time prior to that date that is ninety (90) days after the date that such information is so provided.
          8.5.3.2. Seller and Purchaser hereby agree that no adjustment will be made in favor of Seller on the Closing Date in respect of any arrears of rent or other charges, payments, costs or expenses payable by the tenants under Leases and Licenses in respect of the period prior to the Closing Date (all such arrears being herein collectively called the “Arrears”); all Arrears shall remain the property of Seller. From and after the Closing, Purchaser shall use good faith and commercially reasonable efforts to collect from the tenants and licensees all Arrears. Following the Closing Date, Seller shall have the right to pursue all rights and remedies against the applicable tenants or licensees to recover Arrears; provided, however, that Seller shall not be entitled to dispossess such tenants or licensees, disturb their possession of their leased premises or seek any involuntary bankruptcy of any tenant or licensee. All payments in respect of rent and other amounts payable under Leases or Licenses that are received by Purchaser on or after the Closing Date that are not otherwise designated by the tenant for application shall be applied in order, firstly to payment of the current rent and any costs incurred by Purchaser in collecting such amounts, then to payment of any arrears in respect of any period from and including the Closing Date, and lastly to payment of the Arrears; and Purchaser shall forward any amounts payable on account of the Arrears in accordance with the foregoing provisions to Seller as received from time to time.
          8.5.3.3. Seller agrees that if it receives any payments from any tenant or other party with respect to the period from and after the Closing Date, it shall receive and hold them in trust for Purchaser and shall forthwith (and in any event within ten (10) Business Days after receipt) thereafter pay such monies to Purchaser without set-off or deduction. Purchaser agrees that if it receives any payments from any tenant with respect to the period prior to the Closing Date, it shall receive and hold them in trust for Seller and shall forthwith (and in any event within ten (10) Business Days after receipt) thereafter pay such monies to Seller without set off or deduction.
          8.5.3.4. Seller has entered into that certain Assignment of Savings dated June 13, 2007 in the current outstanding amount of $11,600.00 with respect to utility maintenance at the Property required by the City of Bellevue (the “Utility Bond”). Seller shall receive a credit from Purchaser at Closing equal to the then outstanding amount of the Utility Bond and Purchaser shall be entitled to all funds assigned to the City of Bellevue pursuant to the Utility Bond to the extent released or refunded by the City of Bellevue; provided, however, that no such credit shall be due Seller if, on or before Closing, Purchaser causes the Utility Bond to be terminated by the City of Bellevue (by substituting a new Assignment of Savings in Purchaser’s name, or otherwise).
          8.5.3.5. Seller has entered into that certain Assignment of Savings dated February 4, 2010, in the amount of $116,807.30, which secures certain landscaping obligations at the Property (the “Landscape Bond”). Seller shall receive a credit from Purchaser at Closing equal to the then outstanding amount of the Landscape Bond and Purchaser shall be entitled to all funds assigned to the City of Bellevue pursuant to the Landscape Bond to the extent released or refunded by the City of Bellevue; provided, however, that no such credit shall be due Seller if, on or before Closing, Purchaser causes the Landscape Bond to be terminated by the City of Bellevue (by substituting a new Assignment of Savings in Purchaser’s name, or otherwise).
          8.5.3.6. Seller has entered into that certain Assignment of Savings dated February 4, 2010, in the amount of $142,998.00, which secures an obligation to install certain public art at the Property (the “Art Bond”). From and after the Effective Date, Seller shall have the right to install such public art at the Property and to otherwise complete the improvements and/or satisfy the conditions to obtaining a written release of the Art Bond from the City of Bellevue (such installation, improvements and/or conditions, collectively, the “Art Installation”). If the Art Installation is not completed prior to the Closing, then until the earlier to occur of (a) the one year anniversary of the Closing, and (b) such date as the Art

Installation is completed, Purchaser shall, upon reasonable notice and at reasonable times, make the plaza of the Property available to Seller and its agents, employees, consultants and representatives for the completion of the Art Installation, at Seller’s sole cost and expense. Purchaser shall cooperate with Seller, at no cost to Purchaser in the completion of the Art Installation, the termination of the Art Bond and the release of the funds assigned pursuant thereto. If the Art Installation is not completed prior to the Closing, then, at Closing, Seller shall assign to Purchaser any rights to the funds subject to the Art Bond to the extent released by the City of Bellevue which assignment shall be conditional upon Seller’s failure to complete the Art Installation prior to the one year anniversary of the Closing. If Seller fails to complete the Art Installation prior to the one year anniversary of the Closing, then Purchaser shall have the right to complete the Art Installation. Thereafter, any funds subject to the Art Bond which are released by the City of Bellevue shall be credited first to Purchaser in an amount equal to the out of pocket costs incurred by Purchaser in connection with the completion of the Art Installation and the balance thereof, if any, shall be paid to Seller. Seller and Purchaser agree to use good faith efforts to negotiate the final form of the assignment of the Art Bond prior to the expiration of the Study Period. Seller shall provide notice to Purchaser at least three (3) Business Days prior to any entry onto the Property after Closing by Seller or Seller’s agents, employees, consultants or representatives. Purchaser shall have the right at its own cost and expense to have a representative present during Seller’s access to the Property after Closing. Seller will use reasonable efforts to minimize interference with Purchaser’s operations at the Property and the rights of tenants at the Property. Seller shall not permit any mechanics’ liens resulting from Seller’s or its agents actions in connection with the Art Installation to be filed against all or any part of the Property. With respect to its access to the Property after Closing, Seller hereby agrees to indemnify, defend, and hold harmless Purchaser, its partners, members, affiliates, property manager, and their respective officers, directors, agents, employees, and representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all liens, claims, or damages of any kind or nature, including any demands, actions or causes of action, assessments, losses, costs, expenses, liabilities, interest and penalties, and reasonable attorneys’ fees suffered, incurred, or sustained by any of the Purchaser Indemnified Parties arising out of any injury to persons or damage to property arising out of any act or omission of Seller or its agents or other representatives in connection with Seller’s access to the Property after the Closing unless such claims arise or are caused by Purchaser’s negligence or willful misconduct. If any property damage, personal injury or loss results from the joint negligence or willful misconduct of Seller and Purchaser, Seller’s duty of indemnification shall be in proportion to its allocable share of such joint negligence or willful misconduct. Notwithstanding anything set forth herein to the contrary, the indemnification obligations of Seller shall be subject to the limitations of time and money set forth in Sections 5.4 and 10.2 herein. Seller shall provide to Purchaser prior to its or its agents’, employees’, consultants’ or representatives’ entry on the Property after Closing certificates of liability insurance insuring Purchaser in an amount not less than Two Million Dollars ($2,000,000.00).
          8.5.4 Real Estate and Personal Property Taxes. Subject to Section 6.6 above, real estate, personal property and ad valorem taxes for the year in which the Closing occurs, and any vault charges (if any) will be prorated between Seller and Purchaser as of the Apportionment Time on the basis of actual bills therefor, if available, with such proration to be based on the applicable tax year rather than on the calendar year. If such bills are not available, then such taxes and other charges shall be prorated on the basis of the most currently available tax bills and, thereafter, promptly re-prorated upon the availability of actual bills for the applicable period. Subject to Section 6.6 above, any and all rebates or reductions in taxes received subsequent to Closing for the tax year in which Closing occurs, net of costs of obtaining the same (including without limitation reasonable attorneys’ fees) and net of any amounts due to tenants (which shall be calculated by Purchaser with Seller’s reasonable approval), shall be prorated as of the Apportionment Time, when received. Purchaser shall within ten (10) Business Days pay any amounts due to Seller as a result of such tax reconciliation. To the extent any amounts are due to tenants, Purchaser shall make payments directly to the tenants at the time of reconciliation under the applicable Lease. The current installment of all special assessments, if any, which are a lien against the Property at the time of Closing and which are being or may be paid in installments shall be prorated as of the Apportionment Time.
          8.5.5 Utilities. Water, sewer, electric, fuel (if any) and other utility charges, other than those for which tenants under Leases or licensees under Licenses are responsible directly to the provider, shall be prorated as of the Apportionment Time. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, endeavor to obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing will not have been issued as of the Closing Date, the charges therefor shall be adjusted as of the Apportionment Time on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded by the applicable providers. At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be reimbursed therefor by Purchaser at Closing.
          8.5.6 Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage with respect to the Property and Purchaser will effect its own insurance coverage.
          8.5.7 Other Operating Income and Expenses. All other income and ordinary operating expenses for or pertaining to the Property, including, but not limited to, maintenance, service charges, and license fees, will be prorated as of the Apportionment Time. Notwithstanding anything herein to the contrary, any operating expenses which are the direct obligation of any tenant shall not be prorated.
          8.5.8 Tenant Improvement Allowances, Leasing Commissions and Free Rent. Purchaser shall receive credits (collectively, the “Lease Credits”) against the Purchase Price at Closing equal to (i) the amount of outstanding tenant improvement allowances due and payable by Seller to tenants or licensees and shown on Schedule 8.5.8(i) attached hereto, as such Schedule may be updated by Seller at Closing based on payments made or credits given prior to Closing; (ii) the amount of outstanding brokerage and leasing commissions due and payable by Seller to third parties and shown on Schedule 8.5.8(ii) attached hereto, as such Schedule may be updated by Seller at Closing based on payments made or credits given prior to Closing; and (iii) the portion of the amount of rent credits available to tenants under Leases and licensees under Licenses and shown on Schedule 8.5.8(iii) attached hereto which is attributable to the period from and after the Closing Date. From and after Closing, Purchaser shall be solely responsible for all tenant improvement allowances and all rent credits or rent abatements associated with the Property, the Leases and/or the Licenses and all costs and expenses associated therewith.
          8.5.9 True-Up of Operating Expenses and Taxes. Within three (3) months after the Closing Date, Seller shall provide to Purchaser its general ledger (and related schedule) of operating expenses and real estate taxes for the Property for the period January 1, 2010 to the Closing Date. On or before March 1, 2011, Purchaser shall provide to Seller the annual tenant reconciliation schedule with respect to operating expenses and real estate taxes for the Property for calendar year 2010, together with appropriate supporting documentation and also with the proration of such amounts between Seller and Purchaser based on the prorated amounts of operating expenses and real estate taxes paid by Seller and Purchaser for the 2010 calendar year. Such schedule and supporting documentation shall be subject to Seller’s reasonable approval. Purchaser shall invoice the tenants under the Leases and the licensees under the Licenses for amounts owned in respect of such reconciliation promptly after Seller’s approval of such schedule, but not before then. Seller shall remit to Purchaser any amount owed by Seller on account of such reconciliation within ten (10) Business Days of Seller’s approval of such schedule. Purchaser shall use good faith and commercially reasonable efforts to collect from the tenants and licensees all amounts owed by such tenants and licensees on account of such reconciliation, and shall remit to Seller any such amounts received by Purchaser which are attributable to periods prior to Closing within ten (10) Business Days from Purchaser’s receipt thereof.
          8.5.10 Post-Closing Adjustment. Seller and Purchaser shall endeavor to complete all adjustments for items to be prorated pursuant to this Section 8.5 within one hundred twenty (120) days after the Closing Date.
          8.5.11 Survival. The provisions of this Section 8.5 shall survive Closing for a period of twelve (12) months from the Closing Date.
ARTICLE 9
DAMAGE AND CONDEMNATION
          9.1 Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage. Risk of loss for damage to all or any part of the Property by fire or other casualty from the Effective Date through the Closing Date will be on Seller.
          9.1.1 Minor Damage. If the cost for repairing such damage is equal to or less than Ten Million Dollars ($10,000,000) (as determined by Seller’s independent insurer), then Purchaser shall have the right at Closing to receive a credit for the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property.
          9.1.2 Major Damage. If the cost for repairing such damage is greater than Ten Million Dollars ($10,000,000) (as determined by Seller’s independent insurer), then Purchaser shall have the option, exercisable by written notice delivered to Seller and Escrow Agent within ten (10) Business Days after Seller’s notice of damage to Purchaser and Purchaser’s receipt of Seller’s independent insurer’s determination of repair costs, either (i) to receive a credit for the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) to terminate this Agreement. If Purchaser elects to terminate this Agreement, the Deposit shall be promptly returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser fails to notify Seller within such ten (10) Business Day period of Purchaser’s intention to terminate this Agreement, then Purchaser shall be deemed to have elected option (ii), and this Agreement shall terminate.
          9.2 Condemnation and Eminent Domain. If any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property, Seller shall promptly upon obtaining knowledge thereof notify Purchaser thereof (“Taking Notice”). If the condemnation will not result in a material and adverse effect (as hereinafter defined) on the Property, the parties shall proceed to Closing, in which event Seller shall assign or pay to Purchaser at Closing all of Seller’s right, title, and interest in any award payable on account of the condemnation and/or pay to Purchaser all such awards previously paid. In the event that such condemnation will result in a material and adverse effect on the Property, Purchaser shall have the option, which shall be exercised by written notice to Seller and Escrow Agent within ten (10) Business Days after its receipt of the Taking Notice, either (i) to terminate this Agreement and receive the prompt return of the Deposit, in which case the parties shall have no further rights or obligations under this Agreement (except for any obligations that expressly survive termination), or (ii) to consummate the purchase of the Property without a reduction of the Purchase Price, in which event Seller shall assign or pay to Purchaser at Closing all of Seller’s right, title, and interest in any award payable on account of the condemnation proceeding and/or pay to Purchaser all such awards previously paid. For the purposes of this Section 9.2, “material and adverse effect” shall include, but not be limited to, any reduction in the amount of any of the rentable square footage of the Improvements, the reduction in the number of parking spaces at the Property, the permanent, material disruption of access to the Property, any right of a Tenant occupying more than 10,000 square feet to terminate its Lease or License, any rent abatement under any Lease or License as a result thereof or insufficient condemnation proceeds to rebuild the Improvements in substantially the manner in which the Improvements existed prior to the taking. Failure to give notice of Purchaser’s election within such ten (10) Business Day period shall be deemed an election by Purchaser to terminate this Agreement.
ARTICLE 10
REMEDIES AND ADDITIONAL COVENANT
          10.1 Seller Default At or Before Closing. If Seller refuses or fails, in any material respect, to perform any of its obligations or agreements hereunder when performance is required on or prior to the Closing Date, or if any of the Express Representations should be false in any material respect when made and Purchaser shall become aware of same on or prior to the Closing Date and Purchaser shall not have waived its claims with regard to same pursuant to this Agreement, then Purchaser shall give Seller written notice of such breach or default on or prior to the Closing Date and Seller shall have ten (10) Business Days from the date of receipt of such notice to cure such breach or default and the Closing Date shall be extended accordingly. If Seller fails to cure such breach or default within such ten (10) Business Day period, then Purchaser, as its sole and exclusive remedy, (i) may terminate this Agreement by notifying Seller and the Escrow Agent thereof, in which event neither party shall have any rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement, and the Escrow Agent shall return the Deposit to Purchaser and Seller shall reimburse Purchaser for its actual out-of-pockets cost paid to third parties in connection with this transaction not to exceed Two Hundred Thousand Dollars ($200,000.00), (ii) may sue for specific performance of the obligations of Seller hereunder; provided, however, if Purchaser fails to file suit for specific performance within ninety (90) days after the scheduled Closing Date and diligently pursue such suit, this Agreement shall terminate, in which event neither party shall have any rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement, and the Escrow Agent shall return the Deposit to Purchaser, or (iii) may waive the alleged default and proceed to Closing under this Agreement without adjustment of the Purchase Price. In no event shall Seller be liable for any consequential or punitive damages.
          10.2 Seller Breach After Closing. If any of the Express Representations should be false in any material respect when made, and Purchaser shall first become aware of same after the Closing Date, then Purchaser shall give Seller written notice of such false Express Representation hereunder prior to the expiration of the Survival Period as set forth in Section 5.4 and Seller shall have fifteen (15) Business Days from the date of receipt of such notice to cure such breach. If Seller fails to cure such breach within such fifteen (15) Business Day period, and the actual losses or damages sustained as a result of Seller’s false Express Representations hereunder exceeds Fifty Thousand Dollars ($50,000), then Purchaser shall have the right to bring an action against Seller for the actual damages suffered by Purchaser due to such false Express Representation, provided that, in no event shall Seller be liable to Purchaser for damages under this Section 10.2 in an aggregate amount in excess of One Million Dollars ($1,000,000) (the “Liability Limit”). In no event shall Seller be liable to Purchaser for (A) damages in an aggregate amount in excess of the Liability Limit for (i) Seller’s post-closing obligations and liabilities under Article 5, (ii) Section 6.5 (to the extent that a Seller Estoppel is delivered), (iii) the closing document to be delivered pursuant to Section 8.2.1.4 (the Assignment and Assumption Agreement), and (iv) Article 11 of this Agreement, or (B) damages in an aggregate amount, together with items (i) through (iv) above, in excess of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Lease Assignment Liability Limit”) for Seller’s obligations set forth in the closing document to be delivered pursuant to Section 8.2.1.3 (the Assignment and Assumption Agreement with respect to Lease and Licenses).
          10.3 Purchaser Default. The parties acknowledge and agree that Seller should be entitled to compensation for any detriment suffered if Purchaser fails to consummate the purchase of the Property if and when required to do so under the terms of this Agreement, but agree that it would be extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such failure. Consequently, if Purchaser fails to consummate the purchase of the Property on the Closing Date or fails to perform any of its other covenants hereunder in any material respect, or otherwise defaults in its obligations hereunder, then Purchaser shall have ten (10) Business Days from the date of receipt of notice from Seller to cure such breach (provided that no notice from Seller shall be required and Purchaser shall not have any cure period with respect to a failure by Purchaser to pay the balance due of the Purchase Price by the time required hereunder). If Purchaser fails to cure such breach within such ten (10) Business Day period, Seller shall be entitled to terminate this Agreement by giving written notice thereof to Purchaser and Escrow Agent prior to or on the Closing Date, in which event the Deposit shall be paid to Seller as fixed, agreed and liquidated damages, and, after the payment of the Deposit to Seller, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination. Notwithstanding the foregoing, the aforementioned liquidated damages shall not apply to or limit the indemnity provisions attributable to Purchaser under this Agreement.
          10.4 Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller all Property Information provided to Purchaser by Seller, including copies thereof in any form whatsoever (including electronic form) along with any and all test results and studies of the Property performed by or on behalf of Purchaser pursuant to Article 4 of this Agreement, excluding any confidential or proprietary information or financial modeling or attorney work product. The obligations of Purchaser under this Section 10.4 shall survive any termination of this Agreement for a period of one (1) year.
ARTICLE 11
BROKERAGE COMMISSION.
          11.1 Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or similar party in connection with this transaction other than Eastdil Secured (“Seller’s Broker”), and that Seller has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than Seller’s Broker with respect to the transactions contemplated hereby. Seller will be solely responsible for the payment of Seller’s Broker’s commission in accordance with the provisions of a separate agreement between Seller and Seller’s Broker. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or similar party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate brokerage or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.
          11.2 Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 11. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 11.2 shall survive the Closing or earlier termination of this Agreement.
ARTICLE 12
NOTICES
          12.1 Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.
          12.2 Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery, (iii) by Federal Express or a similar internationally recognized overnight courier service, or (iv) by facsimile or electronic mail with a confirmation copy delivered by another method set forth in this Section 12.2. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.
          12.3 Addresses. The addresses for proper notice under this Agreement are as follows:

As to Seller:	City Center Bellevue Development LLC
c/o Beacon Capital Partners, LLC
11755 Wilshire Boulevard, Suite 1770
Los Angeles, CA 90025
Attention: Jeremy B. Fletcher and Michael A. Bruckner
Facsimile: (310) 914-5996
Fletcher Email: jfletcher@beaconcapital.com
Bruckner Email: mbruckner@beaconcapital.com

With a copy to:	City Center Bellevue Development LLC
c/o Beacon Capital Partners, LLC
200 State Street, 5th Floor
Boston, Massachusetts 02109
Attention: Matthew T. Golden, Esquire
Facsimile: (617) 457-0499

Email: mgolden@beaconcapital.com

With a copy to:	Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, Massachusetts 02110
Attention: Jordan P. Krasnow, Esquire
Facsimile: (617) 574-7604
Email: jkrasnow@goulstonstorrs.com

and

Attention: Jared L. Tardy, Esquire
Facsimile: (617) 574-7559
Email: jtardy@goulstonstorrs.com

As to Purchaser:	c/o Cole Real Estate Investments
2555 E. Camelback Road, Suite 400
Phoenix, AZ 85016
Attention: John M. Pons, Executive Vice President and
General Counsel
Facsimile: 480-907-1196
Email: jpons@colecapital.com

With a copy to:	Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326
Attention: John J. Ginley III, Esq.
Facsimile: 404-365-9532
Email: jginley@mmmlaw.com

As to Escrow Agent:	Commonwealth Land Title Insurance Company
1015 15th Street, NW, Suite 300
Washington, D.C. 20005
Attention: David P. Nelson
Facsimile: (202) 737-4108
Email: DavidNelson@cltic.com
     Either party may from time to time by written notice to the other party designate a different address or addresses for notices. Notices sent to or from an address outside of the continental United States shall be sent only by one of the methods specified in clauses (ii), (iii) or (iv) of this Section 12.3. Notices given on behalf of a party by its attorneys in the manner provided for in this Article 12 shall be considered validly given.

ARTICLE 13
ASSIGNMENT
     13.1 Assignment. Except for an assignment by Purchaser as permitted pursuant to this Article, neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent may be granted or withheld in the sole and absolute subjective discretion of the party whose consent has been requested; provided, however, that, Purchaser shall have the right to assign its interest in this Agreement and delegate its duties to an affiliate, so long as such affiliate controls, is controlled by, or is under common control with Purchaser, and provided that (a) such affiliate shall assume, in writing (by execution of an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller), all of Purchaser’s obligations under this Agreement, and (b) Purchaser shall not be released of any obligations under this Agreement. If Purchaser so assigns this Agreement to an affiliate, Purchaser shall, at least five (5) Business Days prior to the Closing Date, give the Seller written notice of such assignment, together with a copy of the assignment and assumption agreement executed by Purchaser and the assignee.
ARTICLE 14
MISCELLANEOUS
     14.1 Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.
     14.2 Modifications. This Agreement may not be modified except by the written agreement of the parties.
     14.3 Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.
     14.4 Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.
     14.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     14.6 Controlling Law; Submission to Jurisdiction. This Agreement will be construed under, governed by and enforced in accordance with the laws of the State of Washington (without reference to conflicts of laws principles). Any claim, action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of Washington, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit, or proceeding) and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit, or proceeding in any such court or that any such claim, action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum. Subject to applicable law, process in any such claim, action, suit, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court, and such service shall be made by personal service made on such party or by mail sent to such party at the address set forth in this Agreement. Personal service may be made on such party’s resident agent.
     14.7 Exhibits. All exhibits, attachments, schedules annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.
     14.8 No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.
     14.9 Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein; provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.
     14.10 Time of Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE with respect to any date set out in this Agreement.
     14.11 Business Days. “Business Day” means any day on which business is generally transacted by banks in Bellevue, Washington, Phoenix, Arizona, and Boston, Massachusetts. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.
     14.12 No Memorandum. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.
     14.13 Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and reasonable attorneys’ fees incurred in connection with such action.

     14.14 Counterparts and Acceptance of Offer. This Agreement may be executed in multiple counterparts (which counterparts may be executed by facsimile or PDF) which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. An unsigned draft of this Agreement shall not be considered an offer by either party. Acceptance, for purposes hereof, shall mean that each party is in physical possession of a fully-signed counterpart copy or original of this Agreement.
     14.15 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, SELLER’S OR PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE RELATED TO THE PROPERTY.
     14.16 Confidentiality.
               14.16.1 Except as provided otherwise in this Section 14.16, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release, or cause or permit to be released, to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever, (i) the names of Seller and Purchaser respectively, or any of their affiliates or subsidiaries, or (ii) the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto. In addition, prior to Closing, both Seller and Purchaser shall keep strictly confidential this Agreement, the transactions contemplated hereby, and the terms and conditions hereof, and all matters relating thereto, as well as all information relating to the other party. Further, prior to Closing, Purchaser shall keep strictly confidential all information (including the Property Information) relating in any way to the Property or any portion thereof.
               14.16.2 It is understood and agreed that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, or preclude Purchaser from sharing information relating to the Property, on a confidential basis with such party’s partners, members, shareholders, directors, officers, employees engineers, direct or indirect owners, affiliates, attorneys, accountants, professional consultants, advisors, financial advisors, rating agencies, investors, or potential lenders and the lender’s partners, members, shareholders, directors, officers, employees engineers, direct or indirect owners, affiliates, attorneys, accountants, professional consultants, advisors, financial advisors, rating agencies, investors (“Representatives”), as the case may be, or prevent any party hereto from complying with applicable laws, including, without limitation, governmental, regulatory, disclosure, tax and reporting requirements; provided, further, any information that is disclosed pursuant to such requirements shall no longer be subject to the restrictions set forth in this Section 14.16.

               14.16.3 Purchaser shall indemnify and hold Seller and Seller’s affiliates, employees, officers and directors harmless, and Seller shall indemnify and hold Purchaser and Purchaser’s affiliates, employees, officers and directors harmless, from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by the other party and proximately caused by a breach by Purchaser or Seller, as the case may be, or their respective Representatives, of the provisions of Section 14.16; but this Section 14.16.3 will not entitle either Purchaser or Seller or any other person or entity, to recover consequential or incidental damages.
               14.16.4 In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its Representatives in order to enforce the provisions of Section 14.16.
               14.16.5 Notwithstanding any other provision of this Agreement, the provisions of Section 14.16 shall survive the termination of this Agreement and the provisions of Section 14.16.1 regarding press releases or public disclosures shall survive Closing.
     14.17 Exclusivity. From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall not, directly or indirectly, enter into any agreement or other arrangement, or have any dealings or communications of any nature whatsoever, with any person or entity other than Purchaser with respect to the proposed sale of the Property.
     14.18 Letter of Intent. Upon execution and delivery of this Agreement by Seller and Purchaser, the parties hereto acknowledge and agree that the terms and conditions set forth in that certain letter dated April 23, 2010 (the “Letter of Intent”) between Seller and Cole Real Estate Investments shall be null and void and of no further effect and the terms and conditions set forth in this Agreement shall supersede the Letter of Intent in its entirety.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

CITY CENTER BELLEVUE DEVELOPMENT LLC,
a Delaware limited liability company

By:	CC BELLEVUE REIT LLC, a Delaware limited liability company,
its sole member

	By:	BCSP V U.S. INVESTMENTS, L.P., a Delaware
limited partnership, its sole member

		By:	BCSP REIT V, INC., a Maryland
corporation, its sole general partner

			By:	/s/ Jeremy B. Fletcher Name: Jeremy B. Fletch
Title: Senior Managing Director

PURCHASER:

COLE MT BELLEVUE WA, LLC,
a Delaware limited liability company

By: Cole REIT Advisors III, LLC, its manager

By:	/s/ John M. Pons

Name:	John M. Pons
Title:	Executive Vice President

JOINDER:
Provided that the Closing of the transaction hereunder shall occur, BCSP V U.S. Investments, L.P., a Delaware limited partnership, for good and valuable consideration, the receipt of which is hereby acknowledged, agrees to and does hereby unconditionally and irrevocably guaranty (i) subject to the Survival Period and the Liability Limit, Seller’s post-closing obligations and liabilities under Article 5, Section 6.5 (to the extent that a Seller Estoppel is delivered) and Article 11 of the Agreement, (ii) subject to the Survival Period and the Liability Limit, Seller’s obligations set forth in the closing document to be delivered pursuant to Section 8.2.1.4 (the Assignment and Assumption Agreement), (iii) subject to the Survival Period and the Lease Assignment Liability Limit, Seller’s obligations set forth in the closing document to be delivered pursuant to Section 8.2.1.3 (the Assignment and Assumption Agreement with respect to Lease and Licenses), and (iv) Seller’s post-closing obligations and liabilities under Section 14.16.
BCSP V U.S. Investments, L.P.,
a Delaware limited partnership

By:	BCSP REIT V, Inc., a Maryland corporation

By:	/s/ Jeremy B. Fletcher
	Name:	Jeremy B. Fletch
	Title:	Senior Managing Director

Schedules and Exhibits
Schedules

Schedule I	—	List of Defined Terms
Schedule 1.4	—	Leases and Licenses
Schedule 1.5	—	Security Deposits
Schedule 1.6	—	Contracts
Schedule 1.9	—	Warrantees
Schedule 3.1	—	REA
Schedule 4.2.5	—	Environmental Section of the Seller Disclosure Statement
Schedule 5.1.3	—	Litigation
Schedule 5.1.7	—	Defaults under Leases
Schedule 5.1.9	—	Violations of Law
Schedule 5.1.14	—	Personal Property
Schedule 8.5.8(i)	—	Outstanding Tenant Improvements
Schedule 8.5.8(ii)	—	Outstanding Brokerage and Leasing Commissions
Schedule 8.5.8(iii)	—	Rent Credits
Exhibits

Exhibit A	—	Legal Description
Exhibit B	—	Escrow Agreement
Exhibit C-1	—	Form of Tenant Estoppel
Exhibit C-2	—	Form of Seller Estoppel
Exhibit D	—	Form of Special Warranty Deed
Exhibit E	—	Form of Bill of Sale
Exhibit F-1	—	Form of Assignment and Assumption Agreement for Leases and Licenses
Exhibit F-2	—	Form of Assignment and Assumption Agreement for Contracts
Exhibit G	—	Form of Certificate of Non-Foreign Status
Exhibit H	—	Form of Tenant Notification Letter
Exhibit I	—	Form of Owner’s Affidavit